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                                                                      EXHIBIT 12
                         HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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
                                        Three Months Ended
(Dollars in Millions)                     April 5, 1998
                                          -------------
Income before Income Taxes                    $143.8

Deduct:
  Equity income (loss)                          (0.3)
                                              ------
  Subtotal                                     144.1

Add:
  Dividends from less than 50% owned
companies                                        0.0
  Proportional share of income before
income taxes of 50% owned companies             (0.3)
                                              ------
Adjusted income                                143.8

Fixed charges
  Interest on Indebtedness                      26.4
  Amortization of Debt Expense                   0.4
  Interest Portion of Rent Expense              12.1
                                              ------
Total Fixed Charges                             38.9

Total Available Income                        $182.7
                                              ======

Ratio of Earnings to Fixed Charges              4.70

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